Exhibit 10.16

English Translation

Strategic Cooperation Agreement

Party A: Chongqing Daqo New Energy Co., Ltd.

Party B: SUMEC Hardware & Tools Co., Ltd.

Party A and Party B, abiding by the principles of cooperation, win-win, equality and mutual benefit, after friendly negotiation, hereby enter into this agreement for the purpose of establishing an upstream-downstream strategic cooperation relationship in the solar energy industry with an aim to create a competitive photovoltaic industrial chain.

Article 1: Term of Cooperation

The term of cooperation shall be five years, commencing on the date of execution of this Agreement by both parties. The term of this agreement can be extended upon mutual agreement of both parities.

Article 2: Scope of Cooperation

Party A and Party B shall cooperate to expand the domestic and overseas markets of photovoltaic products and to share the result of such expansion. If Party B receives any overseas purchase orders of its products, it will purchase from Party A silicon chips or photovoltaic cells to fulfill such purchase orders. Party A shall provide Party B with silicon chips or photovoltaic cells on a preferential basis.

Article 3: Rights and Obligations of Party A and Party B

3.1 Party B, upon receiving an overseas purchase order, shall promptly enter into a silicon chip or photovoltaic cell purchase agreement with Party A. The purchase price shall be calculated based on the price as indicated in the purchase order received by Party B, after deducting Party B’s actual costs and reasonable profits.

3.2 Party B shall purchase a minimum amount of 100MW silicon chips or photovoltaic cells from Party A in 2009. Such minimal purchase amount will increase by 15% each year after 2009. Party B shall pay Party A an advance payment of RMB30 million within a week after the effective date of this Agreement.

3.3 Party A agrees to use its best efforts to support Party B’s market expansion and to provide Party B with silicon chips or photovoltaic cells at a preferential price except for special circumstances under which the prices will be subject to further negotiations.

3.4 Party A has subsidiaries/branches in Europe and the United States that engage in research and development as well as sales of photovoltaic products. Party B agrees to assist Party A in obtaining overseas purchase orders and exporting Party A’s products. Both parties will enter into a separate exporting agency agreement for any export of Party A’s products.

3.5 Party A and Party B shall designate a price negotiation team to determine the benchmark purchase price for the following quarters. Such team shall meet at the end of each quarter to determine benchmark purchase price for the coming quarter. The benchmark purchase price for the early part of 2009 shall be determined prior to December 10, 2008 and attached hereto as an exhibit.

Article 4: Liabilities for Breach

No party can dismiss or terminate this Agreement prior to its expiration date without the other party’s written consent. In the event of breach, the breaching party shall compensate the other party for any losses incurred as the result of such breach.

Article 5: Confidentiality

Neither party shall disclose to any third party of any information in relation to this Agreement or any purchase contracts contemplated hereunder, including but not limited to any information of the contract parties, without the other party’s prior consent, unless the disclosed information is publicly available. Any party in breach of this article shall bear corresponding liabilities.

Article 6: No-competition

Party A undertakes that neither Party A nor any of its affiliates will enter into any business relationship with Party B’s customers, including but not limited to, the sales and processing of the relevant raw materials or products, if such business relationship relates to the cooperation contemplated under this Agreement.

Article 7: Miscellaneous

7.1 This Agreement shall be executed in two counterparts with the same legal effect. Each party shall hold one counterpart.

7.2 Both parties shall communicate with each other for any matters related to this Agreement. Any matters that are not specified in this Agreement shall be settled by negotiation and execution of supplementary agreements.

7.3 This Agreement shall come into effect upon execution by both parties.

Party A: Chongqing Daqo New Energy Co., Ltd.		Party B: SUMEC Hardware & Tools Co., Ltd.

Signature:	/s/ Xiang Xu	Signature:	/s/ Jibo Cai
(company seal)		(company seal)
Date: December 3, 2008		Date: December 3, 2008

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